Exhibit 10.1

CURIOSITYSTREAM INC.
SEVERANCE PAY PLAN
FOR EXECUTIVE OFFICERS

Effective October 6, 2021

CURIOSITYSTREAM INC.

SEVERANCE PAY PLAN FOR EXECUTIVE OFFICERS

this is a plan document for the CuriosityStream Inc. Severance Pay Plan for Executive Officers (the “Plan”). The Plan is effective as of October 6, 2021 (the “Effective Date”), and will apply to Executive Officers (as defined below) whose employment is terminated on or after the Effective Date.

A.	PURPOSE OF THE PLAN

The purpose of the Plan is to provide temporary and short-term severance benefits to Executive Officers whose employment with the Company (as defined below) is terminated under the conditions described below.

B.	DEFINITIONS

Whenever used in the Plan, the following words and phrases shall have the meanings set forth below, unless a different meaning is plainly required by the context:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person where “control” (including the terms “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of securities, by contract, or otherwise.

“Base Pay” means the monthly rate of base salary (excluding overtime, any incentive pay, any commissions and any other special forms of compensation) paid to an eligible Executive Officer at the pay period immediately prior to his or her date of termination.

“Bonus” means, for Executive Officers who, but for termination of their employment, would have been eligible to receive an annual bonus, the applicable target annual bonus for the year of the Executive Officer’s date of termination.

“Cause” means any of the following: (a) the Executive Officer’s commission of a crime involving fraud, theft, false statements or other similar acts or commission of any crime that is a felony (or comparable classification in a jurisdiction that does not use these terms); (b) the Executive Officer’s engaging in any conduct that constitutes an employment disqualification under applicable law with respect to the Executive Officer’s work duties; (c) the Executive Officer’s willful or grossly negligent failure to perform his or her employment-related duties for the Company or its direct or indirect Subsidiaries, or willful misconduct in the performance of such duties; (d) the Executive Officer’s material violation of any Company or Subsidiary policy as in effect from time to time; (e) the Executive Officer’s engaging in any act or making any public statement that materially impairs, impugns, denigrates, disparages or negatively reflects upon the name, reputation or business interests of the Company or its Subsidiaries; (f) the Executive Officer’s material breach of any employment agreement or noncompetition, nondisclosure or nonsolicitation agreement to which the Executive Officer is a party or by which the Executive Officer is bound, or (g) any other action by the Executive Officer that the Plan Administrator deems to be sufficiently injurious to the interests of the Company or any Subsidiary to constitute substantial cause for termination; provided that in the case of any Executive Officer who, as of the date of determination, is a party to an effective employment agreement or other similar agreement with the Company or any Subsidiary that employs such individual, “Cause” has the meaning, if any, specified in such agreement. A termination for Cause shall be deemed to include a determination by the Plan Administrator following an Executive Officer’s termination of employment that circumstances existing prior to such termination would have entitled the Company or one of its Subsidiaries to have terminated such Executive Officer’s employment for Cause. All rights an Executive Officer has or may have under the Plan shall be suspended automatically during the pendency of any investigation by the Plan Administrator or its designee, or during any negotiations between the Plan Administrator or its designee and the Executive Officer, regarding any actual or alleged act or omission by the Executive Officer of the type described in the applicable definition of Cause.

“Change in Control” means the first to occur of any of the following events after the Effective Date:

(a) any Person becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (i) the then-outstanding shares of common stock of CuriosityStream (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of CuriosityStream entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (A) any acquisition by CuriosityStream of Outstanding Company Common Stock, (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by CuriosityStream or any of its Affiliates, (C) any acquisition by any Person pursuant to a Business Combination (as defined below) that complies with clauses (i), (ii) and (iii) of subsection (c) of this definition below, or (D) any acquisition by Software Acquisition Holdings LLC, and its Affiliates (the “Investors”) or any acquisition by John Hendricks, Hendricks Factual Media LLC or other Affiliate of John Hendricks (collectively, “Hendricks”), unless, in the case of the Investors or Hendricks, such acquisition results in the Investors or Hendricks becoming the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the Outstanding Company Common Stock or the Outstanding Company Voting Stock;

(b) the individuals who constitute the Board of Directors of CuriosityStream (the “Board”) as of the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a Director subsequent to the Effective Date whose election, or nomination for election, by CuriosityStream’s stockholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c) the consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving CuriosityStream or any of its Subsidiaries, a sale or other disposition of all or substantially all of the assets of CuriosityStream, or the acquisition of assets or stock of another entity by CuriosityStream or any of its Subsidiaries (each, a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns CuriosityStream or all or substantially all of CuriosityStream’s assets either directly or through one or more Subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of CuriosityStream or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of (or 50% or more of, in the case of the Investors or Hendricks), respectively, the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent securities), except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; in each case (with respect to any event described in this subsection (c) and in subsections (a) and (b) above), provided that, as to payments subject to Section 409A of the Code the payment or settlement of which will occur by reason of the Change in Control, such event also constitutes a “change in control” within the meaning of Section 409A of the Code. In addition, notwithstanding the foregoing, a “Change in Control” shall not be deemed to occur if CuriosityStream files for bankruptcy, liquidation or reorganization under the United States Bankruptcy Code or as a result of any restructuring that occurs as a result of any such proceeding.

“Change in Control Severance Payment” has the meaning set forth in Paragraph E.1.ii.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means CuriosityStream and its Affiliates and Subsidiaries, including its wholly-owned subsidiary Curiosity Inc.

“CuriosityStream” means CuriosityStream Inc.

“Director” means a member of the Board or a member of the board of directors of any Subsidiary.

“Effective Date” means October 6, 2021.

“Executive Officer” means any individual who is a “named executive officer” of the Company within the meaning of 17 C. F. R. section 229.402 and is listed on Exhibit A either upon adoption of the Plan or subsequently by action of the Board, other than a named executive officer who is a party to an employment agreement or covered under any other plan, policy or agreement which provides for severance or similar benefits. An individual shall remain an Executive Officer even if no longer a “named executive officer” if otherwise eligible, unless his or her employment terminates or the Board determines that he or she should not be eligible under the Plan and should be removed from Exhibit A.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or any other entity of whatever nature.

“Plan Administrator” means the Company or such other person or committee appointed from time to time by the Company to administer the Plan.

“Severance Payment” has the meaning set forth in Paragraph E.1.i.

“Subsidiary” means any entity that is directly or indirectly controlled by CuriosityStream or any entity in which CuriosityStream directly or indirectly has at least a 50% equity interest.

C.	ELIGIBLE EXECUTIVE OFFICERS

All Executive Officers who are so designated by the Board are eligible to participate in this Plan.

D.	CONDITIONS FOR PAYMENT OF SEVERANCE BENEFITS

An Executive Officer shall not be eligible to receive either a Severance Payment or a Change in Control Severance Payment under this Plan unless the Company determines that the Executive Officer has satisfied each of the following conditions:

1.	Involuntary Termination

The Company, in its sole discretion, determines that such Executive Officer’s employment is being terminated involuntarily by the Company without Cause.

An Executive Officer will not be eligible for severance benefits if his or her employment is terminated for any of the following reasons:

(a)	voluntary resignation or retirement;

(b)	death or disability; or

(c)	the Company determines, in its sole discretion, that the Executive Officer has been discharged for Cause.

2.	Execution of Releases or Other Agreements

i. Release of Claims. Payments under Paragraph E shall only be made to the Executive Officer if he or she signs an agreement acceptable to the Company that (i) waives any rights the Executive Officer may otherwise have against the Company, (ii) releases the Company from all actions, suits, claims, proceedings and demands related to the period of employment and/or the termination of employment, and (iii) contains certain other obligations which shall be set forth at the time of the termination. The Executive Officer must sign and tender the release as described above and not rescind the release so that it becomes effective not later than thirty (30) days following the Executive Officer’s last day of employment, or such earlier date as required by the Company, or such later date as required under applicable law, and if the Executive Officer fails or refuses to do so, the Executive Officer shall forfeit the right to such termination compensation as would otherwise be due and payable.

ii. Payment of Severance Payment. If the Severance Payment is otherwise subject to Section 409A of Code, payment shall begin on the first payroll date after the release described in Paragraph D.2.i above becomes effective; provided, however, that if the release period described in Paragraph D.2.i and the payment period described in Paragraph D.2.ii above extends across two calendar years, the payments to the Executive Officer shall begin in the second of the calendar years. If the Severance Payment is not otherwise subject to Section 409A of the Code, payment shall begin on the first payroll date after the release becomes effective.

iii. Payment of Change in Control Severance Payment. If the Change in Control Severance Payment is otherwise subject to Section 409A of the Code, payment shall be made on the first payroll date after the release described in Paragraph D.2.i above becomes effective; provided, however, that if the release period described in Paragraph D.2.i and the payment period described in Paragraph D.2.iii above extends across two calendar years, the payments to the Executive Officer shall be made in the second of the calendar years. If the Change in Control Severance Payment is not otherwise subject to Section 409A of the Code, payment shall be made on the first payroll date after the release becomes effective.

3.	Other Plans or Arrangements

An Executive Officer who is eligible to participate in another plan or arrangement maintained by the Company or an employment agreement with the Company or any of its Affiliates which provides benefits similar in type to the benefits provided under this Plan shall not be eligible to receive benefits under this Plan unless such other plan or arrangement specifically provides that the Executive Officer will be eligible to receive benefits under this Plan.

4.	Other Requirements

An Executive Officer will not be eligible to receive severance benefits if the Company determines that the Executive Officer has been offered, but has refused to accept, another comparable position (including a position with a comparable title level) with the Company or any of its Affiliates.

E.	SEVERANCE BENEFITS

1.	Severance Benefits

The amount of severance benefits payable to an eligible Executive Officer under this Plan shall be determined in accordance with this section.

i. Severance Payment. Except as provided in Paragraph E.1.ii below, the amount of severance payable to an eligible Executive Officer shall be equal to the sum of (a) twelve months of Base Pay, plus (b) the Bonus (the “Severance Payment”). The Company shall pay the Severance Payment in installments over twelve months in accordance with the Company’s regular payroll practices then in effect, beginning at the time set forth in Paragraph D.2.ii.

ii. Change in Control Severance Payment. If an eligible Executive Officer’s employment is terminated due to an involuntary termination within the two-year period beginning on the date of a Change in Control and ending prior to the second anniversary of the date of a Change in Control, the amount of severance payable to an eligible Executive Officer shall be equal to the sum of (y) twenty-four months of Base Pay, plus (b) (I) two multiplied by (II) the Bonus (the “Change in Control Severance Payment”). The Company shall pay the Change in Control Severance Payment in a lump sum amount at the time set forth in Paragraph D.2.iii. In no event shall the Change in Control Severance Payment be payable with respect to an involuntary separation on a date exceeding two years following the date of a Change in Control.

2.	Right to Withhold Taxes

The Company may cause such amounts to be withheld from payment under this Plan as it determines necessary to fulfill any federal, state or local wage or compensation withholding requirements.

F.	GENERAL RULES

1.	Right to Continued Employment

Neither the Plan nor any action taken with respect to it shall confer upon any person the right to continue in the employ of the Company or any of its Affiliates.

2.	Benefits Non-Assignable

Benefits under the Plan may not be anticipated, assigned or alienated.

3.	Unfunded Plan

The Company will make all payments under the Plan, and pay all expenses of the Plan, from its general assets. Nothing contained in this Plan shall give any eligible Executive Officer any right, title or interest in any property of the Company or any of its Affiliates.

4.	Rules of Construction

Whenever the context so admits, the use of the masculine gender shall be deemed to include the feminine and vice versa; and the use of the singular shall be deemed to include the plural and vice versa. Section headings are used herein for convenience of reference only and shall not affect the meaning of any provision of this Plan.

5.	Governing Laws

The provisions of the Plan shall be construed, administered and enforced according to applicable federal law and the laws of the State of Delaware.

6.	Severability

The provisions of the Plan are severable. If any provision of the Plan is deemed legally or factually invalid or unenforceable to any extent or in any application, then the remainder of the provision and the Plan, except to such extent or in such application, shall not be affected, and each and every provision of the Plan shall be valid and enforceable to the fullest extent and in the broadest application permitted by law.

G.	SECTION 409A

The Company intends that the payments and benefits provided for in this Plan either be exempt from Section 409A of the Code, or be provided in a manner that complies with Section 409A of the Code, and any ambiguity herein shall be interpreted so as to be consistent with the intent of this paragraph. Notwithstanding anything contained herein to the contrary, all payments and benefits which are payable upon a termination of employment hereunder shall be paid or provided only upon those terminations of employment that constitute a “separation from service” from the Company within the meaning of Section 409A of the Code (determined after applying the presumptions set forth in Treas. Reg. Section 1.409A-1(h)(1)), and the payment of any benefit shall be treated as a right to a series of separate payments in accordance with Treasury Regulation Section 1.409A-2(b)(2)(iii). Further, if the employee is a “specified employee” as such term is defined under Section 409A of the Code and the regulations and guidance promulgated thereunder, any payments described in Paragraph E shall be delayed for a period of six (6) months following the Executive Officer’s termination of employment to the extent and up to the amount necessary to ensure such payments are not subject to the penalties and interest under Section 409A of the Code.

H.	SECTION 280G

Notwithstanding anything to the contrary in this Agreement, if any payment of compensation to or for the benefit of Executive Officer, whether or not made under the terms of this Plan, either alone or together with other payments and benefits which the Executive Officer has received or has a right to receive, would be subject to the excise tax imposed by Section 4999 of the Code, or a deduction would not be allowed to the Company for all or any part of such payments or benefits by reason of Section 280G of the Code, such payments and/or benefits shall be reduced, eliminated, or postponed in such amounts as are required to reduce the aggregate “present value” (as that term is defined in Section 280G(d)(4) of the Code) of such payments to one dollar less than an amount equal to three times the Executive Officer’s “base amount” (as that term is defined in Section 280G(b)(3)(a) and (d)(1) and (2) of the Code). All calculations required to be made in order to determine whether payments would be subject to the excise tax imposed under Section 4999 of the Code, or a deduction would not be allowed to the Company for all or any part of such payments or benefits by reason of Section 280G of the Code, including the assumptions to be utilized in arriving at such determination, and the amount and application of any required reduction shall be made by the Company in consultation with its tax advisers, and will be conclusive and binding on all parties.

I.	AMENDMENT AND TERMINATION

This Plan may be modified, amended or terminated at any time at the discretion of the Board or a duly designated committee thereof.

J.	ADMINISTRATION OF THE PLAN

The Plan Administrator shall have sole authority and discretion to administer and construe the terms of this Plan, subject to applicable requirements of law. Without limiting the generality of the foregoing, the Plan Administrator shall have the following powers and duties:

1.	To make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan;

2.	To interpret the Plan, its interpretation thereof in good faith to be final and conclusive on all persons claiming benefits under the Plan;

3.	To decide all questions concerning the Plan and the eligibility of any person to participate in the Plan; and

4.	To appoint such agents, counsel, accountants, consultants and other persons as may be required to assist in administering the Plan.

K.	CLAIMS PROCEDURE

The Plan Administrator reviews and authorizes payment of benefits allowance for those Executive Officers who qualify under the provisions of the Plan. No claim forms need be submitted. Questions regarding payment of the severance benefit should be directed to the Plan Administrator.

If an Executive Officer feels he or she is not receiving benefits which are due, the Executive Officer should file a written claim for the benefits with the Plan Administrator. A decision on whether to grant or deny the claim will be made within ninety (90) days following receipt of the claim. If more than ninety (90) days is required to render a decision, the Executive Officer will be notified in writing of the reasons for delay. In any event, however, a decision to grant or deny a claim will be made by not later than one hundred eighty (180) days following the initial receipt of the claim.

If the claim is denied in whole or in part, the Executive Officer will receive a written explanation of the specific reasons for the denial, including a reference to the Plan provisions on which the denial is based.

If the Executive Officer wishes to appeal this denial, the Executive Officer may write the Plan Administrator within sixty (60) days after receipt of the notification of denial. The claim will then be reviewed and the Executive Officer will receive written notice of the final decision within sixty (60) days after the request for review. If more than sixty (60) days is required to render a decision, the Executive Officer will be notified in writing of the reasons for delay. In any event, however, the Executive Officer will receive a written notice of the final decision within one hundred twenty (120) days after the request for review.

EXHIBIT A

EXECUTIVE OFFICERS

The Executive Officers eligible to participate in the Plan upon its adoption are Tia Cudahy, Jason Eustace and Devin Emery.